UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2008 (December 17, 2008)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As reported in JDS Uniphase Corporation’s (the “Company”) Current Report filed on October 29, 2008, Kevin Kennedy notified the Company of his resignation as Chief Executive Officer and President of the Company, effective as of December 31, 2008. On December 17, 2008, the Board of Directors (the “Board”) of the Company approved, and the Company and Thomas Waechter entered into, an employment agreement (the “Agreement”), pursuant to which Mr. Waechter will become the Chief Executive Officer and President of the Company, effective January 1, 2009.

Mr. Waechter’s base salary under the Agreement is $700,000. In addition, Mr. Waechter is eligible to earn a cash incentive under the Company’s established incentive plan(s) for senior executives with a target bonus of 100% of his annual base salary, based upon achievement of objectives determined by the Company from time to time, commencing in the second half of the Company’s fiscal year 2009.

Pursuant to the Agreement, Mr. Waechter will also receive the following equity incentive awards that will be granted on January 1, 2009:

•

An award of 450,000 Performance Stock Options (the “Performance Options”), which will vest in three equal installments on the latter to occur of (i) the first, second and third anniversaries of the grant date and (ii) the appreciation of the price of the Company’s common stock such that it will have traded at a minimum of a 25% premium to the exercise price of the Performance Options for at least 30 consecutive trading days;

•	An award of 250,000 time-based stock options, which will vest in three equal installments on the first, second and third anniversaries of the grant date (the “Time Based Options”); and

•	An award of 200,000 restricted stock units (“RSUs”), which will vest in three equal installments on the first, second and third anniversaries of the grant date (the “Time Based RSUs”).

The Agreement provides that in the event that Mr. Waechter’s employment is terminated by the Company for reasons other than for Cause prior to any Change of Control (as both terms are defined in the Agreement) of the Company, Mr. Waechter will be entitled to receive: (i) a cash payment equivalent to two times his annual base salary as of the date of termination of employment; and (ii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.

The Agreement further provides that in the event that Mr. Waechter’s employment is terminated by the Company for reasons other than for Cause or by Mr. Waechter for Good Reason upon or following any change of control (as these terms are defined in the Agreement) of the Company, Mr. Waechter will be entitled to receive: (i) a cash payment equivalent to three times his annual base salary as of the date of termination of employment; (ii) right, title and entitlement to any unvested options, restricted stock units, or any other securities or similar incentives which have been granted or issued as of the date of termination of his employment, shall immediately vest; and (iii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months. Further, in the event it is determined that any payment, award, benefit or distribution by the Company or any entity which effectuates a change of control to or for Mr. Waechter’s benefit (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Mr. Waechter with respect to such excise tax, but that the Payments would not be subject to the excise tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Mr. Waechter shall be reduced (but not below zero) to the maximum amount that could be paid to him without giving rise to the excise tax.

Additionally, Mr. Waechter will be appointed to serve as a member of the Company’s Board effective upon the commencement of his service as the Company’s Chief Executive Officer and President. In the event that Mr. Waechter’s employment with the Company in the role of Chief Executive Officer and President is terminated for any reason, he will immediately tender his resignation as a member of the Company’s Board with immediate effect.

Mr. Waechter joined the Company as Executive Vice President and President of the Communications Test & Measurement Group in October 2007. Before joining the Company, Mr. Waechter was the chief operating officer of Harris Stratex Networks, an independent supplier of wireless transmission systems, where he was responsible for global operations, sales, services, and customer satisfaction. Prior to that, Mr. Waechter was the president and chief executive officer of REMEC Corporation and also served as president and chief executive officer of Spectrian Corporation. He holds a Bachelor of Business Administration from The College of William and Mary.

(d) Pursuant to the Agreement described above, on December 17, 2008 the Company’s Board resolved to appoint Mr. Waechter as a director of the Company, effective upon the commencement of his service as the Company’s Chief Executive Officer and President on January 1, 2009. Mr. Waechter will serve as one of the Company’s Class I directors until the 2010 annual meeting of stockholders or until his earlier resignation or removal.

(e) The disclosure required by this item is included in Item 5.02(c) and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Bylaws of the Company were amended and restated effective January 1, 2009 (the “Amended and Restated Bylaws”) to increase the number of directors from ten (10) to eleven (11) directors.

A copy of the Amended and Restated Bylaws incorporating the change in the authorized number of directors of the Company is attached hereto as Exhibit 3.5 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.5	Amended and Restated Bylaws of JDS Uniphase Corporation, effective as of January 1, 2009.

10.25	Employment Agreement for Thomas Waechter approved and executed December 17, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Matthew Fawcett
Matthew Fawcett
Senior Vice President, General Counsel

December 18, 2008